Exhibit 18

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax AMERICA ● ASIA PACIFIC ● EUROPE	kliekefett@sidley.com +1 212 839 8744

Via EDGAR and Federal Express

April 23, 2018

U.S. Securities and Exchange Commission

Division of Corporate Finance

100 F Street, N.E.

Washington, DC 20549

Re:	Wynn Resorts, Limited
Request to Shorten Preliminary Proxy Statement Review Period for Good Cause

Ladies and Gentlemen:

Our client, Elaine P. Wynn, filed this morning a preliminary proxy statement in respect of the 2018 Annual Meeting (the “Annual Meeting”) of Wynn Resorts, Limited (the “Company”). We respectfully request that the staff (the “Staff”) of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”) shorten the ten-day review period for a preliminary proxy statement provided for by Rule 14a-6 of Regulation 14A promulgated under the Section 14 of the Securities Exchange Act of 1934, as amended.

Rule 14a-6 allows the Commission to authorize a shorter review period upon a showing of good cause. Good cause exists because the Company’s compressed annual meeting timeline forces shareholders to vote in accordance with the Company’s position without an opportunity to consider Ms. Wynn’s proposals.

Ms. Wynn wrote to the Company’s board on April 17, 2018 to express her concerns about the board composition and request that the Company reopen the director nomination window so that she could nominate an alternate slate of directors for the Annual Meeting. One day later the Company filed its definitive proxy statement for the Annual Meeting. In its proxy statement, the Company disregarded Ms. Wynn’s stated intent to nominate an alternative slate of directors and disclosed May 16, 2018 as the date for the Annual Meeting—only 28 days later. In the past, the Company has given its shareholders notice of its annual meeting 42 days (in 2017) and 41 days (in 2016 and 2015) in advance. This significantly shortened timeframe severely curtails Ms. Wynn’s ability solicit proxies from her fellow shareholders as well as limits shareholders’ ability to make an informed voting decision at the Annual Meeting. The Staff would mitigate this issue by allowing Ms. Wynn to file a definitive proxy statement as soon as possible.

Ms. Wynn thanks the Commission for its time and consideration.

Please direct any questions that you may have with respect to the foregoing or any requests for supplemental information to Kai Haakon E. Liekefett at (212) 839-8744 or kliekefett@sidley.com.

Sincerely,

/s/ Kai Haakon E. Liekefett
Kai Haakon E. Liekefett

cc:	Elaine P. Wynn

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.